EXHIBIT 99.1

IZEA Reports Second Quarter 2018 Results

ORLANDO, FL (August 14, 2018) - IZEA, Inc. (the “Company”; NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial results for the second quarter ended June 30, 2018.

Q2 2018 Financial Highlights Compared to Q2 2017

•	Revenue was $4.1 million in Q2 2018, down 28%, compared to $5.7 million in Q2 2017.

•	Total costs and expenses were $5.8 million, compared to $7.1 million.

•	Net loss was $(1.6) million, compared to a net loss of $(1.4) million.

•	Adjusted EBITDA was $(1.5) million, compared to $(840,000).

Trailing Twelve Months Ended June 30, 2018 Compared to Same Year-Ago TTM

•	Revenue decreased 3% to $21.9 million, compared to $22.5 million.

•	Revenue from Managed Services decreased 2% to $21.4 million, compared to $21.8 million.

•	Net loss improved 27% to $(7.1) million, compared to a net loss of $(9.8) million.

•	Adjusted EBITDA improved 27% to $(5.2) million, compared to $(7.1) million.

Management Commentary
“In the last three quarters we have seen the impact of weak pipeline development in the prior year affecting our bookings. An unhealthy overemphasis on larger customer contracts, combined with lower overall pipeline development activity in 2017 has had a rippling effect through the past 3 quarters,” commented Ted Murphy, Chairman and CEO of IZEA. “We began a course correction in the fourth quarter of 2017, and have seen new opportunity pipeline grow significantly in the second quarter of 2018, which we believe will lead to sequential growth in bookings and revenues starting in the third quarter of this year.”
“In addition to the rebalancing of our sales efforts, we have taken steps to reduce core operational expenses as we navigate our way through this time,” continued Murphy. “Although some expenses will be higher during the period due to the recent acquisition of TapInfluence, Inc., we expect to see a meaningful impact of operational efficiencies beginning in the fourth-quarter of 2018. We expect to emerge from 2018 more operationally efficient, with higher revenue per employee, increasing monthly recurring revenue, and a significantly more diversified customer base.”

Q2 2018 Financial Results
Revenue in the second quarter of 2018 decreased 28% to $4.1 million compared to $5.7 million in the same year-ago quarter. The portion of revenue attributable to our Managed Services decreased 28% to $4.0 million, compared to $5.6 million in Q2 2018. The decrease in our second quarter 2018 revenue is primarily due to lower annual commitments from some of our larger customers for their 2018 advertising spends and a decrease in the number of smaller customers running short-term Managed Service campaigns beginning in the fourth quarter of 2017. Net bookings from Managed Services were $2.7 million in Q2 2018, compared to $5.4 million in Q2 2017. Revenue backlog, which includes unbilled bookings and unearned revenue, was $9.0 million at the end of Q2 2018.

Our total Gross Billings (a non-GAAP metric management uses to measure total transaction volume, as defined below) were down 30% to $4.9 million in Q2 2018 compared to $7.0 million in Q2 2017, due to the decline in Managed Services commitments and Content Workflow transactions.

Cost of revenue as a percentage of revenue improved from 48% in 2017 to 47% in 2018. Total costs and expenses in the second quarter of 2018 were $5.8 million compared to $7.1 million in the same year-ago quarter. This decrease was primarily due to the decrease in costs of revenue on lower revenue produced, decreases in sales and public relations expense, and decreases in labor and non-cash expenses in general and administrative expense.

Net loss in the second quarter of 2018 was $(1.6) million, or $(0.28) per share, as compared to a net loss of $(1.4) million, or $(0.25) per share, in the same year-ago quarter. Adjusted EBITDA (a non-GAAP metric management used as a proxy for operating cash flow, as defined below) in the second quarter of 2018 was negative $1.5 million compared to a negative $840,000 in the same year-ago quarter. This decrease was a result of lower revenues during the second quarter of 2018.

As of June 30, 2018, cash and cash equivalents totaled $1.9 million, receivables were $2.8 million, and the Company had accessed approximately $845,000 of its $5.0 million credit line. On July 2, 2018, the Company completed an underwritten public offering whereby it received approximately $3.1 million in cash after deducting underwriting discounts and commissions and estimated offering expenses.

Conference Call
IZEA will hold a conference call to discuss its second quarter results today at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Tuesday, August 14, 2018
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay via the investors section of the Company’s website at https://izea.com/.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 21, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13682061

Use of Non-GAAP Financial Measures
We define Gross Billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross Billings for Content Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross Billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking Gross Billings allows us to monitor the percentage of Gross Billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking Gross Billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines “Adjusted EBITDA,” also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and all other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate Gross Billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators include celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase its revenue and sales pipeline and improve Adjusted EBITDA, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; our ability to popularize one or more of the marketplace platforms of IZEA; our ability to attract and retain customers; our ability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; our ability to finance obligations related to recent acquisitions; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contact IZEA:
Justin Braun
Manager, Corporate Communications
IZEA, Inc.
(407) 674-6911
Justin.braun@izea.com

IZEA, Inc.
Unaudited Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
Assets
Current:
Cash and cash equivalents	$1,878,159	$3,906,797
Accounts receivable, net	2,821,401	3,647,025
Prepaid expenses	626,246	389,104
Other current assets	40,456	9,140
Total current assets	5,366,262	7,952,066

Property and equipment, net	315,987	286,043
Goodwill	3,604,720	3,604,720
Intangible assets, net	451,873	667,909
Software development costs, net	1,078,337	967,927
Security deposits	148,103	148,638
Total assets	$10,965,282	$13,627,303

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,527,539	$1,756,841
Accrued expenses	1,112,108	1,592,356
Contract liabilities	4,434,627	—
Unearned revenue	—	3,070,502
Line of credit	845,365	500,550
Current portion of deferred rent	40,307	45,127
Current portion of acquisition costs payable	386,872	741,155
Total current liabilities	8,346,818	7,706,531

Deferred rent, less current portion	—	17,419
Acquisition costs payable, less current portion	351,150	609,768
Total liabilities	8,697,968	8,333,718

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,860,933 and 5,733,981, respectively, issued and outstanding	586	573
Additional paid-in capital	53,335,845	52,570,432
Accumulated deficit	(51,069,117)	(47,277,420)
Total stockholders’ equity	2,267,314	5,293,585

Total liabilities and stockholders’ equity	$10,965,282	$13,627,303

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$4,120,960	$5,712,904	$8,017,401	$10,547,409

Costs and expenses:
Cost of revenue (exclusive of amortization)	1,930,298	2,714,699	4,093,440	5,051,759
Sales and marketing	1,735,596	1,886,528	3,491,122	4,275,348
General and administrative	1,970,610	2,166,370	3,585,832	4,613,288
Depreciation and amortization	210,691	358,260	476,146	720,866
Total costs and expenses	5,847,195	7,125,857	11,646,540	14,661,261

Loss from operations	(1,726,235)	(1,412,953)	(3,629,139)	(4,113,852)

Other income (expense):
Interest expense	(35,403)	(13,272)	(56,714)	(30,348)
Change in fair value of derivatives, net	113,801	(8,420)	(11,794)	(9,038)
Other income (expense), net	82	(11,953)	4,772	(12,580)
Total other income (expense), net	78,480	(33,645)	(63,736)	(51,966)

Net loss	$(1,647,755)	$(1,446,598)	$(3,692,875)	$(4,165,818)

Weighted average common shares outstanding – basic and diluted	5,837,476	5,676,629	5,819,883	5,637,636
Basic and diluted loss per common share	$(0.28)	$(0.25)	$(0.63)	$(0.74)

Revenue stream and the percentage of total revenue by stream:

	Three Months Ended				Six Months Ended
	June 30, 2018		June 30, 2017		June 30, 2018		June 30, 2017
Managed Services	$4,004,850	97%	$5,592,800	98%	$7,801,515	97%	$10,276,923	97%
Content Workflow, net	62,761	2%	93,910	2%	126,309	2%	196,173	2%
Service Fees & Other	53,349	1%	26,194	—%	89,577	1%	74,313	1%
Total Revenue by stream	$4,120,960	100%	$5,712,904	100%	$8,017,401	100%	$10,547,409	100%

IZEA, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP Revenue to Non-GAAP Gross Billings:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenue	$4,120,960	$5,712,904	$8,017,401	$10,547,409
Plus transaction costs for third-party creators (1)	780,584	1,267,318	1,594,503	2,635,318
Gross Billings	$4,901,544	$6,980,222	$9,611,904	$13,182,727
(1) Transaction costs related to third-party creators for services provided for the Content Workflow portion of our revenue reported on a net basis for GAAP.

Non-GAAP Gross Billings by revenue stream and the percentage of total Gross Billings by stream:

	Three Months Ended				Six Months Ended
	June 30, 2018		June 30, 2017		June 30, 2018		June 30, 2017
Managed Services	$4,004,850	82%	$5,592,800	80%	$7,801,515	80%	$10,276,923	78%
Content Workflow	843,345	17%	1,361,228	20%	1,720,812	18%	2,831,491	21%
Service Fees & Other	53,349	1%	26,194	—%	89,577	1%	74,313	1%
Total Gross Billings	$4,901,544	100%	$6,980,222	100%	$9,611,904	99%	$13,182,727	100%

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net loss	$(1,647,755)	$(1,446,598)	$(3,692,875)	$(4,165,818)
Non-cash stock-based compensation	203,351	167,870	349,632	326,846
Non-cash stock issued for payment of services	33,819	22,830	62,490	83,462
(Gain) loss on disposal of equipment	(2,253)	(1,734)	(1,400)	(3,687)
(Gain) loss on settlement of acquisition costs payable	—	—	—	(10,491)
Increase (decrease) in value of acquisition costs payable	(231,502)	37,986	(624,596)	141,778
Depreciation and amortization	210,691	358,260	476,146	720,866
Interest expense	35,403	13,272	56,714	30,348
Change in fair value of derivatives	(113,801)	8,420	11,794	9,038
Adjusted EBITDA	$(1,512,047)	$(839,694)	$(3,362,095)	$(2,867,658)

Revenue	4,120,960	5,712,904	8,017,401	10,547,409
Adjusted EBITDA as a % of Revenue	(37)%	(15)%	(42)%	(27)%